EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/10/10	Investors: Mary Kay Shaw, 630-623-7559
Media: Lizzie Roscoe, 630-623-3499

McDONALD’S GLOBAL COMPARABLE SALES RISE 4.9% IN APRIL

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 4.9% in April.  Performance by segment was as follows:

•	U.S. up 3.8%
•	Europe up 5.3%
•	Asia/Pacific, Middle East and Africa up 3.9%

    "McDonald’s continues to connect with customers through our outstanding menu variety and compelling value, unbeatable convenience and contemporary restaurants," said McDonald's Chief Executive Officer Jim Skinner. "These competitive advantages have powered our ongoing momentum and delivered another month of strong sales performance."
    U.S. comparable sales rose 3.8% in April as McDonald’s remains a relevant and affordable choice for consumers. Top contributors to April’s results were beverages, including new McCafé offerings like Frappés, core products like Chicken McNuggets, and an all-day, everyday value message that starts with the Dollar Menu at breakfast.
    In Europe, the Company’s strong performance continued as April comparable sales increased 5.3% led by positive sales growth in France, the U.K., Germany and Russia.  McDonald’s European business continues to benefit from customer-focused strategies around menu choice, everyday affordability and restaurant reimaging.
    Comparable sales were up 3.9% in Asia/Pacific, Middle East and Africa, driven by performance in Australia and many other markets. Extended value programs, locally-relevant menu variety, convenience and service enhancements contributed to the segment’s April performance.
    Systemwide sales rose 10.3%, or 6.4% in constant currencies, for the month.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended April 30,	2010	2009	Reported	Currency
McDonald's Corporation	4.9	6.9	10.3	6.4
Major Segments:
U.S.	3.8	6.1	4.5	4.5
Europe	5.3	8.4	11.5	7.5
APMEA*	3.9	6.5	17.5	6.3

Year-To-Date April 30,
McDonald's Corporation	4.4	5.0	10.6	6.0
Major Segments:
U.S.	2.1	5.0	2.7	2.7
Europe	5.3	4.6	14.4	7.5
APMEA*	5.3	5.7	18.7	8.0
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•
The number of weekdays and weekend days can impact our reported comparable sales.  In April 2010, this calendar shift/trading day adjustment consisted of one less Wednesday and one more Friday compared with April 2009. The resulting adjustment varied by area of the world, ranging from approximately 0.4% to 0.9%.  In addition, the timing of holidays can impact comparable sales.

Upcoming Communications
    McDonald's Annual Shareholders’ Meeting will be webcast live on May 20, 2010 at 9:00 a.m. Central Time at www.investor.mcdonalds.com. An archived replay and podcast of the meeting will be available for a limited time.
    Jim Skinner, Chief Executive Officer, will speak at 2:00 p.m. Eastern Time at the Sanford Bernstein Strategic Decisions Conference on June 2, 2010. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
    McDonald’s tentatively plans to release May sales on June 8, 2010.
    McDonald's is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries. Over 80% of McDonald's restaurants worldwide are owned and operated by franchisees. Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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